DATE:     11/02/98

TO:       All Media

FROM:     Standard Management Corporation
          9100 Keystone Crossing
          Indianapolis, IN  46240

CONTACT:  Kevin Wedmore
          Corporate Communications
          Phone: 317-574-5221

SUBJECT: Standard Management Corporation closes largest acquisition to date

  Standard Management Completes Acquisition of Midwestern National Life
                        Insurance Company of Ohio

(Indianapolis, IN) Standard Management Corporation ("SMC" or the "Company"; Nasdaq: SMAN) reported today that it had completed its previously announced acquisition of Midwestern National Life Insurance Company of Ohio ("Midwestern National"). The deal was closed on October 30, 1998.

 The purchase price was reported at $13.5 million, and, with $125 million in assets, represents SMC's largest asset acquisition to date. The transaction was completed through the use of cash, stock, and debt of $6 million. Midwestern National will be merged into Standard Life Insurance Company of Indiana, another SMC subsidiary.

SMC Chairman, President and CEO, Ronald D. Hunter, stated, "This acquisition, our second of 1998 and ninth over the past nine years, moves us considerably closer to reaching one billion dollars in assets, which places us in select company within the life insurance industry. We have grown from $373 million in assets at year end, 1994, to over $900 million in assets with the addition of Midwestern National, an increase of 141% over the past four years. We are encouraged by the increasing acquisition activity and the positive effects it has on SMC's long-term growth prospects."

SMC IS AN INTERNATIONAL FINANCIAL SERVICES HOLDING COMPANY HEADQUARTERED IN INDIANAPOLIS, IN. THE COMPANY OPERATES THREE INSURANCE COMPANIES IN THE U.S. AS WELL AS COMPANIES IN LUXEMBOURG AND BERMUDA. INFORMATION ABOUT THE COMPANY CAN BE OBTAINED BY CALLING THE INVESTOR RELATIONS DEPARTMENT AT 317-574-5221.

THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE NOT PURELY HISTORICAL ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 37A OF THE SECURITIES EXCHANGE ACT OF 1934, INCLUDING STATEMENTS REGARDING THE COMPANY'' HOPES, BELIEFS, INTENTIONS, OR STRATEGIES REGARDING THE FUTURE. FORWARD-LOOKING STATEMENTS INCLUDE EXPECTATION OF GROWTH RATES, NEW BUSINESS, AND ACQUISITIONS.